Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Forms S-8 of General Communication, Inc. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of General Communication, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of General Communication, Inc.

Our report dated March 15, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that General Communication, Inc.’s system development controls associated with the introduction of its new customer billing system did not operate effectively.

/signed/ KPMG LLP
Anchorage, Alaska
March 15, 2006